EXHIBIT 11.1

                           FRED'S, INC.

                COMPUTATION OF NET INCOME PER SHARE
                            (unaudited)

                       (in thousands, except
                      for per share amounts)

                                              Years Ended
                                 February 3,  January 28,  January 29,
                                    1996         1995         1994

Primary net income per share
 Net income                         $2,733       $8,373      $9,742
                                     =====        =====       =====

 Weighted average number of
   common shares outstanding
   during the period                 9,322        9,307       9,307

 Additional shares attributable
   to common stock equivalents         -            -           -
                                     -----        -----       -----

                                     9,322        9,307       9,307
                                     =====        =====       =====

 Net income per share               $  .29       $  .90      $ 1.05
                                     =====        =====       =====

Fully diluted net income per share

 Net income                         $2,733       $8,373      $9,742
                                     =====        =====       =====

 Weighted average number of
   common shares outstanding
   during the period                 9,322        9,307       9,307

 Additional shares attributable
   to common stock equivalents         -            -           -
                                     -----        -----       -----

                                     9,322        9,307       9,307
                                     =====        =====       =====

 Net income per share               $  .29       $  .90      $ 1.05
                                     =====        =====       =====